EXHIBIT 99.1

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Giovanni Rodriguez
Eastwick Communications
for Cadence Design Systems, Inc.
650-480-4021
giovanni@eastwick.com

CADENCE ELECTS LIP-BU TAN TO ITS BOARD OF DIRECTORS

          SAN JOSE, Calif. – Feb. 10, 2004 – Cadence Design Systems, Inc. (NYSE: CDN) today announced that Lip-Bu Tan, chairman and founder of Walden International, has been elected to the Cadence® Board of Directors.

          “We are pleased to have Lip-Bu Tan join the Cadence Board of Directors,” said Ray Bingham, president and CEO of Cadence. “His stature in the international community – and experience in advising leading technology companies – will be great assets to Cadence as it continues to serve the global market with new-generation technologies.”

          “I am delighted to join the Cadence Board of Directors,” said Lip-Bu Tan. “This is a pivotal time in Cadence’s development as it focuses its energies on serving the global electronics marketplace. Cadence’s technological and managerial leadership around the globe will be increasingly visible in the coming years.”

          Lip-Bu Tan has been active in the venture capital industry for the past two decades with a special focus on software, semiconductors, and communications. He introduced and pioneered the U.S. venture capital concept in Asia and contributed towards the promotion of early-stage technology investing in the Asia-Pacific region. He is a board member of Flextronics (NASDAQ: FLEX), the National Venture Capital Association (NVCA), a member of the Visiting Committee for the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology, and a member of the Committee of 100.

          Mr. Tan received his M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, his MBA from the University of San Francisco, and his B.S. from Nanyang University in Singapore.

About Cadence

          Cadence is the largest supplier of electronic design technologies, methodology services, and design services. Cadence solutions are used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 4,800 employees and 2003 revenues of approximately $1.1 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services is available at www.cadence.com.

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